UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 1, 2006

Wells-Gardner Electronics Corporation

(Exact Name of Registrant as Specified in its Charter)

ILLINOIS	1-8250	36-1944630
(State or Other Jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

9500 West 55th Street, Suite A, McCook, Illinois		60525-3605
Address of Principal Executive Offices		Zip Code

Registrant’s telephone number, including area code: (708) 290-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8 – OTHER EVENTS

ITEM 8.01.       Other Events.

On May 1, 2006, Wells-Gardner Electronics Corporation (the “Company”) filed a complaint against Tovis Co., Ltd., a Korean corporation (“Tovis”) and its wholly owned Nevada subsidiary, Tovis U.S.A., alleging federal and state antitrust violations. The complaint, captioned Wells-Gardner Electronics Corp., Plaintiff, v. Tovis Co., Ltd. and Tovis U.S.A., Defendants, was filed on May 1, 2006 in the United States District Court, District of Nevada, alleging discriminatory pricing under the Robinson-Patman Act, attempting to monopolize under the Sherman Act, unfair trade practices and tortious interference with contractual relations under Nevada state law.

These alleged violations were based upon the Company’s belief that Tovis has been maintaining substantially supra-competitive prices in its sales of liquid crystal displays (“LCDs”) to International Gaming Technology (“IGT”) to subsidize its strategy of offering discriminatorily low and below-cost sales to the Company’s key customers. For example, the Company believes that Tovis is selling LCDs to IGT, a non-customer of the Company, for $660 per unit and selling to another customer of the Company for $500 per unit, below the potentially relevant measures of the cost of such units. The Company believes discriminatory pricing is occurring on other products as well. The Company believes the purpose of such pricing is to weaken or drive the Company out of competitive markets. The competitive market for similar LCD units is at or below $600 per unit. The Company is seeking treble damages, injunctive relief and costs of the suit, including reasonable attorneys’ fees.

The filing of the complaint as described above was announced in a press release issued May 2, 2006, which is attached hereto as Exhibit 99.1. The Complaint with respect to these matters is attached hereto as Exhibit 99.2.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01.       Financial Statements and Exhibits.

(d) Exhibits.

99.1         Press release dated May 2, 2006 announcing that the Company filed a lawsuit against Tovis Co., Ltd.

99.2         Complaint filed May 1, 2006 in the United States District Court, District of Nevada

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WELLS-GARDNER ELECTRONICS CORPORATION

Dated: May 2, 2006	By:	/s/ ANTHONY SPIER
Anthony Spier
Chairman, President and Chief Executive Officer